EXHIBIT 99.1
For Immediate Release

Contact: Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Fourth Quarter And Fiscal 2019 Operating Results

Greenwich, Connecticut, December 18, 2019 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today announced its fourth quarter and full year financial results for the fiscal year ended October 31, 2019.

Net income applicable to Class A Common and Common stockholders for the quarter ended October 31, 2019 was $3,206,000, or $0.08 per diluted Class A Common share and $0.07 per diluted Common share, compared to $5,119,000, or $0.14 per diluted Class A Common share and $0.12 per diluted Common share in last year’s fourth quarter.

For the year ended October 31, 2019, net income applicable to Class A Common and Common stockholders was $22,128,000, or $0.58 per diluted Class A Common share and $0.52 per diluted Common share, compared to $25,217,000, or $0.67 per diluted Class A Common share and $0.60 per diluted Common share in fiscal 2018.

Highlights for 4th Quarter 2019:
•
Completed the public offering of 4,400,000 shares of 5.875% Series K Cumulative Preferred Stock, which generated net proceeds to the company of $106.5 million, to redeem the company’s higher yielding 6.75% Series G Cumulative Preferred Stock on November 1, 2019 and for general corporate purposes.

•	Generated net income applicable to Common and Class A Common Stockholders for the fourth quarter of fiscal 2019 of $3,206,000, or $0.08 per Class A Common share and $0.07 per Common share.
•	Generated same property net operating income growth of 4.0% for the fourth quarter of fiscal 2019.

Funds from operations (“FFO”) for the quarter ended October 31, 2019 was $10,997,000 or $0.29 per diluted Class A Common share and $0.26 per diluted Common share ($0.35 per Class A Common share and $0.31 per Common share, excluding the $2.4 million reduction in net income available to Common and Class A Common Stockholders related to the redemption of the 6.75% Series G preferred stock), compared with $12,561,000, or $0.33 per diluted Class A Common share and $0.30 per diluted Common share in last year’s fourth quarter.

For the year ended October 31, 2019, FFO was $51,955,000, or $1.37 per diluted Class A Common share and $1.22 per diluted Common share ($1.43 per Class A Common share and $1.27 per Common share, excluding the $2.4 million reduction in net income available to Common and Class A Common Stockholders related to the redemption of the 6.75% Series G preferred stock), compared to $55,171,000, or $1.47 per diluted Class A Common share and $1.30 per diluted Common share ($1.37 per Class A Common share and $1.22 per Common share, excluding the $3.7 million in lease termination income received from Acme in the corresponding period of fiscal 2018).

FFO, Adjusted FFO and same property net operating income are non-GAAP supplemental earnings measures which the company considers meaningful in measuring its operating performance.  A reconciliation of GAAP net income to FFO to Adjusted FFO and a reconciliation of same property net operating income to net income attributable to Urstadt Biddle Properties Inc. are attached to this press release.

At October 31, 2019, the company’s consolidated properties were 92.9% leased (versus 93.2% at the end of fiscal 2018) and 91.3% occupied (versus 91.7% at the end of fiscal 2018).  The drop in the company’s leased rate in fiscal 2019 predominantly resulted from the company’s purchase of Lakeview Plaza Shopping Center, located in Brewster, NY in December 2018.  Lakeview had 49,000 square feet of vacancy when the company purchased the property, which, once leased, will provide the company an additional return on its investment.  Also at October 31, 2019, the leased percentage treated as leased, and the occupancy percentage treated as unoccupied, 65,700 square feet of retail space (1.4% of our consolidated square footage) formerly occupied pursuant to a long-term ground lease by Toys R’ Us and Babies R’ Us at the company’s Danbury Square Shopping Center in Danbury, CT.  After Toys R’ Us and Babies R’ Us filed for bankruptcy in fiscal 2017, this ground lease was purchased in August 2018 from Toys R’ Us and Babies R’ Us by a real estate investor unrelated to the company.  The lease rate for the 65,700 square foot space was and remains at $0 for the duration of the ground lease, and the company did not have any other leases with Toys R’ Us or Babies R’ Us.  Accordingly, the company’s net income and FFO were not impacted.  As of the date of this press release, the investor has not leased the space.

Both the percentage of property leased and the percentage of property occupied referenced in the preceding paragraph exclude the company’s unconsolidated joint ventures.  At October 31, 2019, the company had equity interests in six unconsolidated joint ventures (726,000 square feet), which were 96.1% leased (versus 96.3% at the end of fiscal 2018).

Commenting on the operating results, Willing L. Biddle, President and CEO of Urstadt Biddle Properties Inc., said “We had another strong operating quarter in the fourth quarter of 2019. Although our FFO is down when compared with the fourth quarter of fiscal 2018, and year to date when compared to last year’s annual period, there were one-time transactions in each of those years that affected the results.  In the fourth quarter of fiscal 2019, we completed a very successful financing transaction by issuing a new series of preferred stock.  Our new Series K preferred stock has a coupon rate of 5.875%, making us one of the only non-rated companies to issue perpetual preferred stock with an interest rate below 6%, which we believe demonstrates the financial strength of our company.  Concurrent with the issuance of the Series K preferred stock, we gave notice that we would be redeeming our higher yielding 6.75% Series G preferred stock, which will save the company over $656,000 per annum in preferred stock dividends on the refinanced portion.  However, as a result, the company incurred a $2.4 million reduction in income available to common and class A common shareholders in its fiscal 2019 fourth quarter related to the original Series G issue costs.  Through dividend savings, we will recoup this redemption cost in approximately 3.6 years, and thereafter continue to indefinitely enjoy such savings.  This financing transaction, coupled with our fiscal 2018 receipt of a $3.7 million lease termination payment from Acme at our Newark, NJ property, were the key reasons for the negative variance in our FFO.  We re-leased that Acme space to Seabra Supermarkets, the preeminent Portuguese supermarket operator, which opened a newly-built supermarket in June 2019.  With these one-time transactions removed, our fourth quarter 2019 Adjusted FFO increased by 6.4% on a dollar value basis and 5.6% on a Class A Common per share basis when compared with our operating results in last year’s fourth quarter, and our full year 2019 Adjusted FFO increased by 5.5% on a dollar value basis and 4.5% on a Class A Common per share basis when compared with last year.  The FFO increases were the result of net operating income generated from property acquisitions in fiscal 2018 and the first quarter of fiscal 2019, as well as organic net operating income growth in our existing portfolio, in particular one significant grocery tenant lease renewal in the early part of fiscal 2019 at a significantly higher rent.  In addition, the FFO increases were bolstered by the sale of our small marketable securities portfolio in the first quarter of fiscal 2019, which resulted in a gain of $403,000.”
Mr. Biddle continued: “Leasing the vacant space in our portfolio is management’s number one focus at this time.  This quarter, we signed leases for 171,000 square feet of vacant space in our portfolio.  Of the remaining 353,000 square feet of vacancy in our portfolio, we have approximately 21,000 square feet in the lease negotiation stage, and we are negotiating letters of intent with potential tenants for an additional 131,000 square feet.  In the first quarter of fiscal 2019, we purchased the Lakeview Plaza Shopping Center located in Brewster, NY.  Lakeview Plaza is a 177,000 square foot shopping center that is anchored by a 45,000 square foot Acme Supermarket. This property, which we purchased at auction, consists of five buildings on a 23-acre site. We purchased this property at an attractive going-in yield.  At the time of purchase, this property had 49,000 square feet of vacancy, of which we have a lease for a 6,200 square foot space in final stages of negotiation.  It remains our top priority to lease the remaining 42,800 square feet of vacancy as quickly as possible, which we believe will be facilitated by the fact that we are nearing completion of significant capital improvements at this property.  We currently have letters of intent out for an additional 18,000 square feet of this space, and we are hopeful that we will move shortly to lease negotiation and execution.  If we are able to lease all of the inherited vacancy at Lakeview, we estimate that we could add another $1-$1.3 million to this property’s net operating income, which would improve our investment return for this property to over 13%.  In addition, this quarter we recaptured a 30,000 square foot store in Eastchester, NY from Acme and delivered it to DeCicco’s Supermarkets, a premier regional supermarket operator.  DeCicco’s will completely renovate the space and will pay a rent substantially higher than Acme.  We continue to actively pursue investment properties meeting our geographic and financial parameters.”

UBP Announces an Increase in Dividends to its Shareholders for the Twenty-Sixth Consecutive Year

At its regular December meeting, the company’s Board of Directors approved an increase in the quarterly dividend rate on shares of the company’s Class A Common stock and Common stock.  The quarterly dividend rate declared for Class A Common stock was increased to $0.28 per share and the quarterly dividend rate declared for Common stock was increased to $0.25 per Common share, which represents an annualized increase of $0.02 per share for both classes of common stock.  The $0.02 dividend increase on both the Class A Common stock and Common stock represents the twenty-sixth consecutive year that the company has increased total dividends to its shareholders.  The Class A Common and Common dividends are payable January 17, 2020 to stockholders of record on January 3, 2020.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust that owns or has equity interests in 82 properties containing approximately 5.3 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 199 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 26 consecutive years.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Year Ended October 31, 2019 and 2018 results
 (in thousands, except per share data)

	Year Ended		Three Months Ended
	October 31,		October 31,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)	(Unaudited)
Revenues
Base rents	$99,270	$95,902	$25,027	$23,740
Recoveries from tenants	32,784	31,144	8,120	7,754
Lease termination income	221	3,795	27	5
Mortgage interest and other	5,310	4,511	1,114	1,044
Total Revenues	137,585	135,352	34,288	32,543

Operating Expenses
Property operating	21,901	22,009	5,231	5,159
Property taxes	23,363	21,167	5,760	5,563
Depreciation and amortization	27,927	28,324	7,001	7,037
General and administrative	9,405	9,223	2,256	2,199
Provision for tenant credit losses	956	859	237	185
Directors' fees and expenses	346	344	81	77
Total Operating Expenses	83,898	81,926	20,566	20,220
Operating Income	53,687	53,426	13,722	12,323
Non-Operating Income (Expense):
Interest expense	(14,102)	(13,678)	(3,495)	(3,500)
Equity in net income from unconsolidated joint ventures	1,241	2,085	234	375
Gain on sale of marketable securities	403	-	-	-
Interest, dividends and other investment income	403	350	175	104
Gain/(loss) on sale of properties	(19)	-	(428)	-
Net Income	41,613	42,183	10,208	9,302
Noncontrolling interests:
Net income attributable to noncontrolling interests	(4,333)	(4,716)	(1,038)	(1,121)
Net income attributable to Urstadt Biddle Properties Inc.	37,280	37,467	9,170	8,181
Preferred stock dividends	(12,789)	(12,250)	(3,601)	(3,062)
Redemption of preferred stock	(2,363)	-	(2,363)	-
Net Income Applicable to Common and Class A Common Stockholders	$22,128	$25,217	$3,206	$5,119

Diluted Earnings Per Share:
Per Common Share:	$0.52	$0.60	$0.07	$0.12
Per Class A Common Share:	$0.58	$0.67	$0.08	$0.14

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,349	9,114	9,457	9,271
Class A Common and Class A Common Equivalent	29,654	29,513	29,703	29,606

Results of Operations

The following information summarizes the company's results of operations for the years ended October 31, 2019 and 2018 (amounts in thousands):

	Year Ended October 31,				Change Attributable to
Revenues:	2019 (Unaudited)	2018	Increase (Decrease)	% Change	Property Acquisitions/Sales	Properties Held In Both Periods (Note 1)
Base rents	$99,270	$95,902	$3,368	3.5%	$2,816	$552
Recoveries from tenants	32,784	31,144	1,640	5.3%	1,091	549
Lease termination	221	3,795	(3,574)	-94.2%	-	(3,574)
Other income	5,310	4,511	799	17.7%	270	529

Operating Expenses:
Property operating	21,901	22,009	(108)	-0.5%	990	(1,098)
Property taxes	23,363	21,167	2,196	10.4%	820	1,376
Depreciation and amortization	27,927	28,324	(397)	-1.4%	412	(809)
General and administrative	9,405	9,223	182	2.0%	n/a	n/a

Non-Operating Income/Expense:
Interest expense	14,102	13,678	424	3.1%	213	211
Interest, dividends, and other investment income	403	350	53	15.1%	n/a	n/a

Note 1 – Properties held in both periods includes only properties owned for the entire periods of 2019 and 2018, and for interest expense the amount also includes parent company interest expense.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Revenues

Base rents increased by 3.5% to $99.3 million in fiscal 2019, as compared with $95.9 million in the comparable period of 2018.  The increase in base rents and the changes in other income statement line items were attributable to:

Property Acquisitions and Properties Sold:

In fiscal 2018, the company purchased three properties totaling 53,700 square feet of GLA.  In fiscal 2019, the company purchased one property totaling 177,000 square feet and sold one property totaling 10,100 square feet.  These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the fiscal year ended 2019 when compared with fiscal 2018.

Properties Held in Both Periods:

Revenues

Base Rent
The net increase in base rents for the fiscal year ended 2019 when compared to the corresponding prior period, was predominantly caused by positive leasing activity at several properties held in both periods, accentuated by a lease renewal with a grocery-store tenant at a significantly higher rent than the expiring period rent, both of which created a positive variance in base rent.

In fiscal 2019, the company leased or renewed approximately 676,000 square feet (or approximately 14.8% of total consolidated property leasable area).  At October 31, 2019, the company’s consolidated properties were 92.9% leased (93.2% leased at October 31, 2018).

Tenant Recoveries
In the fiscal year ended 2019, recoveries from tenants (which represent reimbursements from tenants for operating expenses and property taxes) increased by $549,000 when compared with the corresponding prior period. This increase was a result of an increase in property tax expense caused by an increase in property tax assessments, predominantly related to properties the company owns in Stamford, CT.  This increase was partially offset by a decrease in property operating expenses mostly related to a decrease in snow removal costs at our properties owned in both periods.

Lease Termination Income
In April 2018, the company reached agreement with the grocery tenant at our Newark, NJ property to terminate its 63,000 square foot lease in exchange for a one-time $3.7 million lease termination payment, which the company received and recorded as revenue in the second quarter of fiscal 2018.  Also in March 2018, the company leased that same space to a new grocery store operator who took possession in May 2018.  While the rental rate on the new lease is 30% less than the rental rate on the terminated lease, the company hopes that part of this decreased rental rate will be recaptured with the receipt of percentage rent in subsequent years as the store matures and its sales increase.  The new lease required no landlord work or tenant improvement allowance.

Expenses

Property Operating
In fiscal year ended October 31, 2019, property operating expenses decreased by $1.1 million when compared with the corresponding prior periods, predominantly as a result of a decrease in snow removal costs at our properties owned in both periods.

Property Taxes
In the fiscal year ended October 31, 2019, property taxes increased by $1.4 million when compared with the corresponding prior period, as a result of an increase in property tax assessments for a number of our properties owned in both periods, specifically those located in Stamford, CT.

Interest
In the fiscal year ended October 31, 2019, interest expense increased by a net $211,000 when compared with the corresponding prior period, as a result of the company having a larger balance drawn on our revolving credit facility for a large portion of fiscal 2019 when compared with the corresponding prior periods, offset by mortgage refinancings at lower interest rates than the refinanced mortgage notes.

Depreciation and Amortization
In the fiscal year ended October 31, 2019, depreciation and amortization decreased by $809,000 when compared with the prior period, primarily as a result of increased ASC Topic 805 amortization expense for lease intangibles in fiscal year ended October 31, 2018 for a tenant who vacated the property and whose lease was terminated.

General and Administrative Expenses
General and administrative expense was relatively unchanged in the fiscal year ended October 31, 2019 when compared with the corresponding prior period.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

The company considers FFO to be an additional measure of our operating performance.  We report FFO in addition to net income applicable to common stockholders and net cash provided by operating activities.  Management has adopted the definition suggested by The National Association of Real Estate Investment Trusts (“NAREIT”) and defines FFO to mean net income (computed in accordance with GAAP) excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures.

Management considers FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the company’s real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  It is helpful as it excludes various items included in net income that are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  However, FFO:

•
does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income); and

•	should not be considered an alternative to net income as an indication of our performance.

FFO as defined by us may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.

Non-GAAP Financial Measure
Funds from Operations, as Adjusted (“Adjusted FFO”)

The company provides disclosure of Adjusted FFO because it believes it is a useful supplemental measure of its operating performance that facilitates comparability of historical financial periods.  Adjusted FFO is calculated by making certain adjustments to FFO to account for items that company does not believe are representative of ongoing operating results, including non-comparable revenue and expenses and reductions in net income for preferred stock redemptions.  The company’s method of calculating Adjusted FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The table below provides a reconciliation of net income applicable to Common and Class A Common Stockholders in accordance with GAAP to FFO and from FFO to Adjusted FFO for three month and fiscal years ended October 31, 2019 and 2018.

Tables Follow:

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Fiscal Year and Fourth Quarter Ended 2019 Results
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations	Fiscal Year Ended October 31,		Three Months Ended October 31,
	2019 (Unaudited)	2018	2019 (Unaudited)	2018
Net Income Applicable to Common and Class A Common Stockholders	$22,128	$25,217	$3,206	$5,119

Real property depreciation	22,668	22,139	5,738	5,581
Amortization of tenant improvements and allowances	3,521	4,039	815	993
Amortization of deferred leasing costs	1,652	2,057	429	439
Depreciation and amortization on unconsolidated joint ventures	1,505	1,719	376	429
(Gain)/loss on sale of property	19	-	428	-
Loss on sale of property in unconsolidated joint venture	462	-	5	-
Funds from Operations Applicable to Common and Class A Common Stockholders (Note 1)	$51,955	$55,171	$10,997	$12,561

Funds from Operations (Diluted) Per Share: (Note 1)
Common	$1.22	$1.30	$0.26	$0.30
Class A Common	$1.37	$1.47	$0.29	$0.33

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,349	9,114	9,457	9,271
Class A Common and Class A Common Equivalent	29,654	29,513	29,703	29,606

Note 1 – Funds from operations (“FFO”) available for Class A Common and Common stockholders for the fourth quarter and full fiscal year 2019 includes a $2.4 million reduction in income available to common and class a common shareholders related to the redemption of the 6.75% Series G preferred stock and FFO available for Class A Common and Common stockholders for the full fiscal year 2018 includes the one-time receipt of $3.7 million in lease termination income from a grocery store tenant who vacated one of our properties in 2018.  If these two transactions were excluded, our Adjusted FFO and Adjusted FFO per diluted share would be as follows:

	Fiscal Year Ended October 31,		Three Months Ended October 31,
	2019	2018	2019	2018

Funds from Operations (in thousands):	$51,955	$55,171	$10,997	$12,561

Adjustments:
Redemption of preferred stock	2,363	-	2,363	-
Lease termination income	-	(3,700)	-	-

Adjusted Funds from Operations	$54,318	$51,471	$13,360	$12,561

Adjusted Funds from Operations (Diluted) Per Share:
Common	$1.27	$1.22	$0.31	$0.30
Class A Common	$1.43	$1.37	$0.35	$0.33

Non-GAAP Financial Measure
Same Property Net Operating Income (“NOI”)
We present Same Property Net Operating Income ("Same Property NOI"), which is a non-GAAP financial measure. Same Property NOI excludes from Net Operating Income (“NOI”) properties that have not been owned for the full periods presented. The most directly comparable GAAP financial measure to NOI is operating income.  To  calculate NOI, operating income is adjusted to add back depreciation and amortization, general and administrative expense, interest expense, amortization of above and below-market lease intangibles and to exclude straight-line rent adjustments, interest, dividends and other investment income, equity in net income of unconsolidated joint ventures, gain/loss on sale of operating properties.

We use Same Property NOI internally as a performance measure and believe Same Property NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Our management also uses Same Property NOI to evaluate property level performance and to make decisions about resource allocations. Further, we believe Same Property NOI is useful to investors as a performance measure because, when compared across periods, Same Property NOI reflects the impact on operations from trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from income from continuing operations. Same Property NOI excludes certain components from net income attributable to Urstadt Biddle Properties Inc. in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. Same Property NOI presented by us may not be comparable to Same Property NOI reported by other REITs that define Same Property NOI differently.

Table Follows:

Urstadt Biddle Properties Inc.
Same Property Net Operating Income
(In thousands, except for number of properties and percentages)

	Twelve Months Ended October 31,			Three Months Ended October 31,
	2019 (Unaudited)	2018	% Change	2019 (Unaudited)	2018	% Change

Number of Properties (Note 3)	74			74

Revenue (Note 2):
Minimum Rent	$94,897	$93,592	1.4%	$23,889	$23,297	2.5%
Recoveries from tenants	31,317	30,768	1.8%	7,800	7,584	2.8%
Other property income	1,015	1,043	-2.7%	172	196	-12.2%
	127,229	125,403	1.5%	31,861	31,077	2.5%

Expenses:
Property operating	13,199	14,467	-8.8%	3,253	3,330	-2.3%
Property taxes	22,406	20,950	6.9%	5,480	5,476	0.1%
Other non-recoverable operating expenses	1,775	2,164	-18.0%	459	473	-3.0%
	37,380	37,581	-0.5%	9,192	9,279	-0.9%

Same property Net Operating Income	$89,849	$87,822	2.3%	$22,669	$21,798	4.0%

Reconciliation of Same Property NOI to Most Directly Comparable GAAP Measure:
Other non-same property net operating income	3,375	1,010		977	318
Other Interest income	489	246		221	51
Other Dividend Income	97	291		-	97
Consolidated lease termination income	221	3,795		27	5
Consolidated amortization of above and below market leases	614	1,209		166	112
Consolidated straight line rent income	914	957		242	127
Equity in net income of unconsolidated joint ventures	1,241	2,085		234	375
Taxable REIT subsidiary income/(loss)	96	(15)		(126)	(33)
Solar income/(loss)	(226)	(172)		(32)	(27)
Storage income/(loss)	937	816		244	219
Gain on sale of marketable securities	403	-		-	-
Interest expense	(14,102)	(13,678)		(3,495)	(3,500)
General and administrative expenses	(9,405)	(9,223)		(2,256)	(2,199)
Provision for tenant credit losses	(956)	(859)		(237)	(185)
Directors fees and expenses	(346)	(344)		(81)	(77)
Depreciation and amortization	(27,927)	(28,324)		(7,001)	(7,037)
Adjustment for intercompany expenses and other	(3,640)	(3,430)		(916)	(740)

Total other -net	(48,215)	(45,636)		(12,033)	(12,494)
Net income before gain/(loss) on sale of real estate	41,634	42,186	-1.3%	10,636	9,304	14.3%
Gain/(loss) on sale of real estate	(19)	-		(428)	-
Net income	41,615	42,186	-1.4%	10,208	9,304	9.7%
Net income attributable to noncontrolling interests	(4,333)	(4,716)		(1,038)	(1,121)
Net income attributable to Urstadt Biddle Properties Inc.	$37,282	$37,470	-0.5%	$9,170	$8,183	12.1%

Same Property Operating Expense Ratio (Note 1)	88.0%	86.9%	1.2%	89.3%	86.1%	3.7%

Note 1 - Represents the percentage of property operating expense and real estate tax expense recovered from tenants under operating leases

Note 2 - Excludes straight line rent, above/below market lease rent, lease termination income

Note 3 - Includes only properties owned for the entire period of both periods presented

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Balance Sheet Highlights
(in thousands)

	October 31,	October 31,
	2019	2018
	(Unaudited)
Assets
Cash and Cash Equivalents	$94,079	$10,285

Real Estate Investments Before Accumulated Depreciation	$1,141,770	$1,118,075

Investments in and Advances to Unconsolidated Joint Ventures	$29,374	$37,434

Total Assets	$1,072,304	$1,008,233

Liabilities
Revolving Credit Line	$-	$28,595

Mortgage Notes Payable and Other Loans	$306,606	$293,801

Preferred stock called for redemption	$75,000	-

Total Liabilities	$414,704	$347,834

Redeemable Noncontrolling Interests	$77,876	$78,258

Preferred Stock	$225,000	$190,000

Total Stockholders’ Equity	$579,724	$582,141